Exhibit 10.1

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made and entered into as of January 25, 2021 (the “Effective Date”), by and between Acer Therapeutics Inc., a company organized and existing under the laws of Delaware (“Acer”), and Relief Therapeutics Holding AG, a company organized and existing under the laws of Switzerland (“Relief”). Relief and Acer each may be referred to herein individually as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Acer owns or controls certain know-how, patents, technology, documentation, data, and other materials related to ACER-001 and the Acer Technology as defined herein;

WHEREAS, Acer wishes to grant, and Relief wishes to receive, an option for an exclusive license under Acer's relevant intellectual property rights with respect to ACER-001 in the Relief Territory, as defined herein, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties wish to establish a collaboration with respect to ACER-001 for development, regulatory approval, and commercialization of ACER-001 throughout the world;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. For purposes of this Agreement, the following terms when used with initial capital letters shall have the respective meanings set forth below in this Section 1 or elsewhere herein.

1.1.“ACER-001” means Acer’s taste-masked, immediate release powder formulation of sodium phenylbutyrate (NaPB) for the potential treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and maple syrup urine disease (MSUD).

1.2.“Acer Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre-clinical and clinical data (including toxicology, safety data, and bioequivalence studies), tests and assays, reports, manufacturing processes (including manufacturing batch records to support regulatory approvals), regulatory filings (including drafts) and approvals and other information owned or licensed by Acer as of the Effective Date with the right to license or sublicense without violating the terms of any agreement to which Acer is party, in each case that relates to ACER-001 or the subject matter claimed by Acer Patents or BCM Patents.

1.3.“Acer Patents” means (a) the patents and patent applications set forth in Exhibit B, to the extent within the Relief Territory, and (b) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth in Exhibit B either now pending or pending in the future, to the extent within the Relief Territory, including all foreign and international counterparts and related patents and patent applications within the Relief Territory either now pending or pending in the future.

1.4.“Acer Technology” means the Acer Know-How, the Acer Patents and the BCM Patents.

1.5.“Acer Territory” means the United States, Canada, Brazil, Turkey and Japan.

1.6.“Affiliate” means, with respect to either Party, any person, corporation or other business entity of such Party which, directly or indirectly through one or more intermediaries, actually controls, is actually controlled by, or is under common control with such Party. As used in this Section 1.6, “control” means to possess, directly or indirectly, the power to affirmatively direct the management and policies of such person, corporation or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

1.7.“BCM Patents” means (a) the patents and patent applications set forth in Exhibit C, to the extent within the Relief Territory, and (b) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth in Exhibit C either now pending or pending in the future, to the extent within the Relief Territory, including all foreign and international counterparts and related patents and patent applications within the Relief Territory either now pending or pending in the future.

1.8.“Confidential Information” means all information and know-how and any tangible embodiments thereof and other materials provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement or that otherwise relates to Acer's Technology, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided, that, information, materials or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information, materials or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a third party who had no obligation to the disclosing Party not to disclose such information or know-how to others; or (e) was independently discovered or developed by such receiving Party, as can be shown by their written records, without the use of Confidential Information belonging to the disclosing Party and prior to any subsequent disclosure by the receiving Party; and provided further, that Confidential Information, to the extent relating to Acer’s Technology, shall be deemed Confidential Information of Acer.

1.9.“Cover” means that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial exploitation of the subject matter in question by an unlicensed entity: (a) would infringe an issued or pending claim of an Acer Patent or BCM Patent, or (b) incorporates, encompasses, references, uses or otherwise relies upon the Acer Know-How.

1.10.“Exercise Notice” has the meaning set forth in Section 4.

1.11.“Field” means all indications or treatments of humans using ACER-001.

1.12.“Collaboration and License Agreement” has the meaning set forth in Section 4.

1.13.“Option” has the meaning set forth in Section 3.

1.14.“Option Fee” means One Million Dollars ($1,000,000).

1.15.“Option Loan” means a twelve (12) month secured loan of Four Million Dollars ($4,000,000), the terms of which are set forth in the Promissory Note and Security Agreement concurrently entered into herewith.

1.16. “Option Period” means the period beginning on the Effective Date and ending on the Termination Date.

1.17.“Relief Territory” means the World except for the Acer Territory.

1.18.“Termination Date” means June 30, 2021 or such earlier date as Relief ceases efforts to negotiate a Collaboration and License Agreement or terminates this Agreement in accordance with its terms.

2.Option Fee. In consideration for the Option granted to Relief hereunder, Relief shall pay Acer the Option Fee and the Option Loan within three (3) business days following execution of this Agreement by both parties.

3.Option. In consideration for the Option Fee and Option Loan and subject to the Exclusive License Agreement, dated as of April 4, 2014, by and between Acer and Baylor College of Medicine, as amended to date (the “BCM License”), Acer hereby grants to Relief an exclusive right, exercisable at any time during the Option Period, for Relief as part of a mutually executed Collaboration and License Agreement (as defined herein) to enter into an exclusive license (with a right to sublicense) under the Acer Patents and Acer Know-How and a sublicense of the BCM Patents to develop, make, have made, use, sell, have sold, offer to sell, commercialize and import ACER-001 in the Field in the Relief Territory, on the terms described in this Agreement (the “Option”).

3.1.

For avoidance of doubt, during the Option Period, Acer shall not engage in discussions with any other party regarding acquisition of ACER-001 or the Acer Technology, and conducting such discussions shall be a material breach of the Agreement and trigger the provisions of Section 9.

4.Exercise of Option. During the Option Period, Relief shall have the right, but not the obligation, within its sole discretion, to exercise the Option by delivering written notice of such exercise (the “Exercise Notice”) to Acer. Upon such delivery, Acer and Relief shall, for a period equal to the remaining term of the Option Period or other mutually agreed upon time, in good faith, negotiate and enter into a Collaboration and License Agreement incorporating the terms set forth in Exhibit A (the “Collaboration and License Agreement”). For avoidance of doubt, any rights for Relief under the Acer Patents, the Acer Know-How and the BCM Patents are subject to the mutual execution of a Collaboration and License Agreement.  The Collaboration and License Agreement will include terms customary to transactions of this nature, including but not limited to the following:

(a)the Parties’ commitment to collaborate on the development, regulatory approval, and commercialization of ACER-001 in the Acer Territory and Relief Territory;

(b)that Acer will seek to obtain regulatory approval for ACER-001 and begin commercial planning and launch strategies of ACER-001 in the Acer Territory as soon as commercially reasonable and within a time period to be agreed upon by the Parties;

(c)that Relief will have full responsibility for obtaining regulatory approval and commercial planning and launch of ACER-001 in the Relief Territory and all costs thereof;

(d)that each party shall have control and final decision making authority on the development, regulatory approval, and commercialization of ACER-001 in their respective Territories; provided, however, that the Parties shall not take action in their respective Territories that would reasonably be expected to materially adversely impact the ability of the other Party to obtain regulatory approval for, or to commercialize, ACER-001 in the other Party's Territory;

(e)that the Parties shall establish a collaboration committee (and any appropriate subcommittees, e.g., research, regulatory, and/or commercialization) and include a key person provision to oversee the research, development, regulatory approval, and commercialization of ACER-001; and

(f)that Relief for any reason in its sole discretion may decide to not proceed with the development or commercialization of ACER-001 in the Relief Territory, in which case it will not be responsible for any further monetary or other obligation to Acer and all rights and data shall revert to Acer.

5.Due Diligence. Until the earlier of (i) the expiration of the Option Period or (ii) execution of the Collaboration and License Agreement, and subject at all times to the obligations of confidentiality and non-use set forth in Section 7 of this Agreement, Acer will furnish Relief with reasonable access to the Acer Technology for the limited purpose of facilitating Relief’s evaluation of the Acer Technology, as Relief, its representatives or agents, may reasonably request.

6.Representations and Warranties; Limitation of Liability.

6.1.Representations and Warranties of Acer. Acer represents and warrants to Relief as follows:

6.1.1.Acer has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligation of Acer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.1.2.Subject to compliance by Relief with the terms of the BCM License (insofar as such terms affect the sublicense of the BCM Patents contemplated hereby), the execution, delivery and performance by Acer of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which Acer is a party.

6.1.3.There are no liens or other encumbrances on the Acer Technology or any part thereof which would interfere with the rights contemplated hereunder to be granted to Relief under the Collaboration and License Agreement.

6.1.4.There is no action, suit, proceeding or investigation pending or, to Acer’s knowledge, currently threatened in writing against or affecting Acer that questions the validity of this Agreement or the right of Acer to enter into this Agreement or consummate the transactions contemplated hereby and, to Acer’s knowledge, there is no basis for the foregoing.

6.1.5.There is no action, suit, proceeding or investigation pending, or to Acer's knowledge, currently threatened in writing against or affecting (i) Acer's ability to develop, make, have made, use, sell, have sold, offer to sell, commercialize and import ACER-001 or Acer’s

Technology, (ii) the validity of the Acer Patents or BCM Patents, or (iii) the ownership of the Acer Technology.

6.2.Representations and Warranties of Relief. Relief represents and warrants to Acer as follows:

6.2.1.Relief has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of Relief, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.2.2.The execution, delivery and performance by Relief of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to Relief, its business or its assets.

6.3.DISCLAIMER; LIMITATION OF LIABILITY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ACER IS PROVIDING THE ACER TECHNOLOGY “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION OF LICENSED PRODUCTS INCORPORATING OR MADE BY USE OR PRACTICE OF THE ACER TECHNOLOGY. WITH THE EXCEPTION OF DAMAGES ATTRIBUTABLE TO A PARTY’S BREACH OF SECTION 7.1 , IN NO EVENT WILL EITHER PARTY, OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF THE OTHER PARTY OF ANY KIND, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE.

7.Confidentiality

7.1.Disclosure and Use Restriction. Except as expressly provided herein or in any Collaboration and License Agreement executed pursuant hereto, the Parties agree that, for the Option Period and at all times thereafter, each Party will keep completely confidential and will not publish, submit for publication or otherwise disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party.

7.2.Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will first have given notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and cooperate with such other Party as necessary to obtain an appropriate protective order; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

(b)otherwise required by law or regulation or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with at least three (3) business days’ notice of such disclosure in advance thereof, shall consider in good faith any comments that may be provided by such other Party in response to such disclosure, and shall take reasonable measures to assure confidential treatment of such information;

(c)made by such Party, in connection with the performance of this Agreement or any Collaboration and License Agreement executed pursuant hereto, to such Party’s Affiliates, sublicensees, directors, officers, employees, consultants, representatives or agents, or to other third parties, in each case on a need to know basis and solely to use such information for business purposes relevant to this Agreement, and provided that each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations at least as restrictive as those set forth in this Agreement; or

(d)made by such Party to existing or potential acquirers, existing or potential collaborators, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party, and provided that each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement, and such Party shall remain responsible and liable to the disclosing Party for any breaches of this Agreement by such individuals or entities to whom such Confidential Information may be disclosed.

8.Indemnification

8.1.Indemnification of Relief. Acer will indemnify Relief, its Affiliates and each of their directors, officers, employees and agents (“Relief Parties”) and defend and hold each of them harmless, from and against any and all third party claims and all related losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Relief Losses”) to the extent arising from or occurring as a result of or in connection with a breach by Acer of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, Acer will have no obligations under this Section 8.1 to the extent Relief Losses arise from or occur as a result of or in connection with the (a) negligence or misconduct (including non-compliance with any applicable laws) on the part of a Relief Party, or (b) breach by Relief of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

8.2.Indemnification of Acer. Relief will indemnify Acer, its Affiliates and each of their directors, officers, employees and agents (“Acer Parties”), and defend and hold each of them harmless, from and against any and all third party claims and all related losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Acer Losses”) to the extent arising from or occurring as a result of or in connection with Relief performing its obligations under this Agreement, or a breach by Relief of any of its representations, warranties, covenants or agreements set forth in this Agreement. Notwithstanding the foregoing, Relief will have no obligations under this Section 8.2 to the extent Acer Losses arise from or occur as a result of or in connection with the (a) negligence or misconduct (including non-compliance with any applicable laws) on the part of an Acer Party, or (b) breach by Acer of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

8.3.Indemnification Procedures. Each Party’s agreement to indemnify and hold the other harmless is conditioned upon the indemnified Party (a) providing written notice to the indemnifying Party of any claim, demand or action arising out of the indemnified activities within thirty (30) days after the indemnified Party has actual knowledge of such claim, demand or action, (b) permitting the indemnifying Party to assume control over the investigation of and preparation and defense against any such claim, demand or action, (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation, preparation and defense of any such claim, demand or action, and (d) not compromising or settling such claim, demand or action without the indemnifying Party’s prior written consent; provided, however, that, if the Party entitled to indemnification fails to promptly notify the indemnifying Party pursuant to the foregoing clause (a), the indemnifying Party will only be relieved of its indemnification obligation to the extent materially prejudiced by such failure.

9.Term and Termination

9.1.Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Sections 9.2, 9.3 or 9.4 shall continue in full force and effect until the expiration of the Option Period (including any extensions thereof made by mutual written agreement of the Parties).

9.2.Termination for Material Breach. If either Party materially breaches this Agreement at any time, the other Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within thirty (30) days after written notice is given by such other Party to the breaching Party specifying the material breach.

9.3.Termination for Convenience by Relief. This Agreement may be terminated by Relief, in its sole discretion, upon written notice to Acer.

9.4.Survival. Sections 1, 2, 6.3, 7, 8, 9.4, 10, and 11, and all payment obligations accruing prior to the termination of this Agreement shall survive any termination or expiration of this Agreement. Notwithstanding the foregoing, this Agreement will terminate in its entirety upon the execution by the Parties of the Collaboration and License Agreement.

10.Dispute Resolution. In the event that a dispute arises between the Parties in the course of this Agreement, the dispute will be referred to the attention of the President of Relief and the President of Acer or their designees (the “Executive Officers”). The Executive Officers will meet as soon as reasonably possible thereafter and in good faith attempt to resolve such dispute. If, within thirty (30) days after referral of such dispute to the Executive Officers by either Party, the Executive Officers are unable to resolve such dispute, either Party will have the right to have the dispute resolved by binding arbitration, initiated by either Party on ten (10) business days’ notice to the other Party following the expiration of the thirty (30) day period referenced above (the “Initiation Notice”), under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls, applying the laws of the State of New York, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry and licensing transactions in such industry. The place of arbitration shall be New York, New York. Relief and Acer shall each be entitled to select one (1) such arbitrator, with the two (2) such arbitrators so selected selecting the third (3rd) such arbitrator. In the event either Party fails to select its arbitrator within ten (10) business days of the Initiation Notice, the arbitrator selected by the other Party within such ten (10) business day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Each Party shall bear its own expenses and an equal share of the reasonable, documented expenses of the arbitration panel and any fees required by AAA to submit such matter to arbitration, unless the panel determines that any such fees or expenses are to be paid by the non-prevailing Party. Notwithstanding the foregoing, either Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

11.Miscellaneous

11.1.Assignment/Change of Control. Neither Party shall assign this Agreement without the prior written consent of the other Party, provided, however, that a Party is permitted to assign this Agreement without such consent in connection with the transfer or sale of all or substantially all of its assets, capital stock or business related to this Agreement, or in the event of its merger or consolidation or change in control, corporate recapitalization or restructuring or similar transaction. Any permitted assignee must assume all obligations of its assignor under this Agreement. Any assignment by a Party of this Agreement in violation of this Section 11.1 shall be void.

11.2.Severability. If one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions are, in their economic effect, sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions. In the event that such provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or more provisions of the Agreement shall not affect the validity of this Agreement as a whole.

11.3.Notices. Any notice, consent or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in English and in writing, delivered personally or by email (receipt verified), facsimile or electronic transmission (including pdf), or by U.S. first class mail or express courier providing evidence of receipt, postage prepaid (where applicable), at the following address for a Party (or such other address for a Party as may be specified by like notice):

To Relief: Relief Therapeutics Batiment F2/F3 Avenue de Secheron 15 1202 Geneve, Switzerland

To Acer:

Acer Therapeutics Inc.

One Gateway Center

300 Washington Street, Suite 351

Newton, MA  02458

ATTN:  Chris Schelling

              President & CEO

With a copy (which shall not constitute notice) to:

Acer Therapeutics Inc.

One Gateway Center

300 Washington Street, Suite 351

Newton, MA  02458

ATTN:  Don Joseph

              Chief Legal Officer

All such notices, consents or reports shall be effective upon receipt.

11.4.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflicts of law principles that would provide for application of the law of a jurisdiction other than the state of New York and excluding the United Nations Convention on Contracts for the International Sales of Goods.

11.5.Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way.

11.6.Interpretation. The captions to the several Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

11.7.Independent Contractors. It is expressly agreed that Relief and Acer shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Relief nor Acer shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

11.8.Waiver; Amendment. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

11.9.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

11.10.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Option Agreement.

Acer Therapeutics Inc.

By /s/ Chris Schelling

Printed Name: Chris Schelling

Title: President & Chief Executive Officer

Relief Therapeutics Holding AG

By: /s/ Tom Plitz	By: /s/ Thomaz Burckhardt

Printed Name: Tom Plitz Printed Name: Thomaz Burckhardt

Title: Member, Board of Directors	Title: Member, Board of Directors

EXHIBIT A

ACER-001 Product Milestones and Royalties

Milestone	Payment
Acer and Relief shall share Net Profits from sale of ACER-001 in the Acer Territory while ACER-001 has market exclusivity	60% Net Profits to Relief and 40% to Acer
Approval of ACER-001 in the European Union for UCD	$4,000,000 to Acer
Approval of ACER-001 in the European Union for MSUD	$2,000,000 to Acer
Royalty on Net Sales from the sale of ACER-001 in the Relief Territory while ACER-001 has market exclusivity	15% Royalty to Acer

Other Financial Terms

Milestone	Payment
Signing of Collaboration and License Agreement	Relief pays $14,000,000 to Acer, which, at Relief’s option, can be offset by the outstanding Option Loan amount (e.g., net cash payment of $10,000,000)

ACER-001 Development, Regulatory and Commercial Launch Costs*

Milestone	Payment
Prepaid First Installment (July 1, 2021)	$10,000,000 to Acer
Prepaid Second Installment (January 3, 2022)	$10,000,000 to Acer

*Payments will only be paid upon mutual agreement of a budget for the development, regulatory, and commercial launch costs (which is expected to be an exhibit to the Collaboration and License Agreement) and the total amount paid by Relief shall not exceed $20,000,000. Acer shall be responsible for providing invoices of actual expenses for reconciliation to Relief on a quarterly basis, and will have sixty (60) days from the end of each quarter to provide such invoices.

To the extent ACER-001 is commercially launched in the United States prior to exhausting the First or Second Installment Payments, Acer shall return the balance of the First and/or Second Installment to Relief.

In addition, for the avoidance of doubt, after approval and commercial launch of ACER-001 for the treatment of UCD or MSUD in the United States, any on-going research and development costs or indication expansion costs shall be part of the calculation of net profits in the Acer Territory.

EXHIBIT B

Acer Patents

TITLE: PALATABLE COMPOSITIONS INCLUDING SODIUM PHENYLBUTYRATE AND USES THEREOF

Country	Application Type	Status	Serial No.	Filing Date	Publication No.
EP - Europe	National Stage	Published	16894786.9	10/17/2016	3429559
WO - Patent Cooperation Treaty	PCT	National Phase	PCT/US2016/057415	10/17/2016	WO 2017/160345

TITLE: ADMINISTRATION OF SODIUM PHENYLBUTYRATE IN A FASTED STATE TO TREAT UREA CYCLE DISORDERS

Country	Application Type	Status	Serial No.	Filing Date	Publication No.
US - United States	Provisional	Pending	63/048,892	7/7/2020
US - United States	Provisional	Pending	63/065,272	8/13/2020

EXHIBIT C

In-Licensed BCM Patents

Appl. No.	Appl. Date	Matter No.	Title	Case Status (Internal)	Reg. No.	Reg. Date	Country
10803013.1	7/26/2010	1000340505	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Austria
10803013.1	7/26/2010
10803013.1		1000208589	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Switzerland
10803013.1	7/26/2010	1000208588	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Germany
10803013.1	7/26/2010
10803013.1		1000354396	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Spain
10803013.1	7/26/2010	1000204918	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	France
10803013.1	7/26/2010
10803013.1		1000342293	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Ireland
10803013.1	7/26/2010	1000340517	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Italy
10803013.1	7/26/2010
10803013.1		1000175630	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Monaco
10803013.1	7/26/2010	1000204919	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Netherlands
10803013.1	7/26/2010
15173016.5		1000354395	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Abandoned			European Patent Office
16174310.9	7/26/2010	1000198683	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Abandoned			European Patent Office
10803013.1	7/26/2010
10803013.1		1000208590	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Issued	2456304	8/19/2015	Sweden
PCT/US2010/043240	7/26/2010	11007293	METHODS OF MODULATION OF BRANCHED CHAIN ACIDS AND USES THEREOF	Expired			Patent Cooperation Treaty